April 29, 2014

Wendell Stephen Nye

Re:	Terms of Separation
Dear Steve:
This letter serves as the confirmation of the agreement (“Agreement”) between you and Infoblox Inc. (the “Company”) concerning the terms of your transition and separation from the Company and offers you the following separation compensation we discussed in exchange for your execution of a general release of claims and covenant not to sue. Except where otherwise set forth, and except as provided in Sections 2(b) and 2(c) of that certain Change in Control Severance Agreement dated April 2, 2012 (the “Change in Control Agreement”), if a Change in Control occurs within sixty (60) days following your Separation Date, as defined below, this Agreement supersedes the terms of that certain offer letter dated February 8, 2010, and the Change in Control Agreement and any other agreement between you and the Company.

1.	Continued Employment:

a)Prior Assignment. The Company previously employed you as its EVP Product Strategy and Corporate Development.

b)Transition Period and Separation Date. Effective March 24, 2014 (the “Transition Date”) and ending June 20, 2014 (the “Separation Date”), you agree that your title will be Corporate Strategy Executive Advisor and that you shall cooperate fully with the CEO and the EVP Product Strategy to effect a smooth transition of your duties and responsibilities.

c)Transition Duties. Effective as of the Transition Date, you relinquish the office and title of EVP Product Strategy and Corporate Development and any officer position you hold with the Company and its subsidiaries. Following the Transition Date and until the Separation Date, your duties shall be limited to assisting the EVP Product Strategy with the transition of your duties and responsibilities and providing such other services as requested by the CEO. This will include providing guidance, leadership and/or support for the due diligence and term sheet negotiations and management of integration activities as requested for the acquisition targets that we have previously identified.

d)Policies and Procedures. The employment relationship between you and the Company shall continue to be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Except as otherwise set forth herein, this Agreement supersedes the terms of the Change in Control Agreement, and does not constitute a contract of employment. Nothing in this Agreement shall be deemed to give you the right to be retained in the service of the Company or to deny the Company any right to terminate your employment at any time.

2.
Transition Compensation and Benefits. Until the Separation Date, provided you remain employed by the Company: (i) you shall continue to receive for services to be rendered hereunder your base salary currently in effect, subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule, (ii) you shall continue to be eligible to earn a bonus under the terms of the current company incentive plan but only to the extent earned under the terms of the bonus plan; such bonus shall also be subject to payroll withholding and deductions, (iii) you shall continue to be entitled to all benefits for which you are eligible under the terms and conditions of the standard Company benefits, including but not limited to all life, dental, health, accident and disability benefit plans and other similar welfare plans and compensation practices which may be in effect from time to time and provided by the Company to its employees generally through the last day of your employment, and (iv) all equity awards granted to you by the Company that are outstanding as of the effective date of this Agreement shall continue to vest in accordance with the vesting terms set forth in the applicable equity award agreement.

3.
Payment of Wages: On June 20, 2014, we will provide you a final regular paycheck. In the paycheck of June 20, 2014, you will also receive any currently pending reimbursable expenses (including ESPP refunds) plus accrued unused vacation and any similar payments due you from the Company as of the Separation Date. You will submit all final expenses eligible for reimbursement by June 19, 2014 and that you agree that the Company may remit a check of expense reimbursement to you by June 20, 2014.

4.
Separation Compensation: In consideration of your cooperation during the transition period until the Separation Date and in exchange for your agreements to various material terms of this Agreement including, but not limited to, return of Company property (paragraph 5), confidentiality of Company information (paragraph 6), the general release and waiver of claims (paragraph 7), the covenant not to sue (paragraph 8), the express agreement to comply with the terms of the Change in Control Agreement (paragraph 9), and confidentiality of this Agreement (paragraph 12), and for your signed re-affirmation of the terms hereof on or after the Separation Date and you not timely revoking the re-affirmed agreement (the “Reaffirmation”) and the other promises herein, the Company agrees to provide you with the following:

a)     Severance: The Company agrees to pay you a total of Three Hundred Ninety Thousand Dollars ($390,000) less applicable state and federal payroll deductions, which equals one hundred percent (100%) of your total annual salary plus your annual target bonus. You will be paid in a single lump sum within fourteen (14) days following the Reaffirmation to re-affirm the covenants, representations and warranties and release of claims and waiver covering the period between this Agreement and the Separation Date (the “Release Confirmation Date”).
b)     COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for the shorter of (i) nine (9) months following the Separation Date or (ii) the expiration of your continuation coverage under COBRA. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
c)    Acceleration; Post-termination Exercise Period: Exhibit A sets forth each stock option and restricted stock unit award you previously have been granted (each, an “Award”). The vesting and exercisability of each Award will accelerate as if you had continued in service with the Company for an additional twelve (12) months and the vested Awards shall be released within thirty (30) days of the Release Confirmation Date. Exhibit A sets forth the total shares vested (including accelerated shares) for each Award. To the extent an option is intended to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, it will convert from an incentive stock option to a nonstatutory stock option as of the Effective Date, and you will solely be responsible for any tax advice or consequences that result from that conversion. You will have a one (1) year post termination exercise period, provided that you may exercise no later than the final expiration date of the option if earlier than one (1) year from your Separation Date. Except as set forth herein, your rights concerning each Award will continue to be governed by the applicable agreements for such Award, and because you have been previously identified as an “Access Person” for purposes of compliance with the Company’s Policy Prohibiting Insider Trading, if the trading blackout window is closed as of the Separation Date, then you shall remain subject to such trading blackout window until it otherwise opens for “Access Persons”.

5.
Return of Company Property: You hereby agree and warrant to the Company that on or before the Separation Date you will return to the Company all Company property, including but not limited to documents, property or data of the Company of any type whatsoever, that has been in your possession or control and you will not retain copies of any such documents, property or data.

6.
Proprietary Information: You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement (Exhibit B hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.

7.	General Release and Waiver of Claims:

a)The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits, benefits under the Change in Control Agreement or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b)By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
c)     You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802, claims for indemnification under the Company’s Certificate of Incorporation or Bylaws or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8.	Covenant Not to Sue:

a)To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b)Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c)Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.
Further Covenants: You hereby acknowledge that you entered into the Change in Control Agreement and agree to comply with its terms, where they are not superseded by this Agreement. As a further condition of your receipt of the separation compensation outlined in this Agreement, you agree that, during the twelve-month period following the cessation of your employment, you will cooperate and conduct yourself in a professional and appropriate manner with anyone associated with the Company. By signing below, you acknowledge that you are receiving the separation compensation outlined in the above paragraph 4 in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

10.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12.
Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

14.
Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto and the documents referenced herein, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

15.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16.
Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

17.
Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document, and that you may revoke the re-affirmation of this Agreement referenced in paragraph 4(a) within seven (7) days of signing such document. The compensation to be paid to you pursuant to paragraph 4 will be paid only after the end of that seven (7) day revocation period.

18.	Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

19.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

This offer of separation compensation in exchange for a release of claims will expire at 5:00 p.m. (PST) on May 20, 2014.
If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Infoblox Inc.
By:    /s/ Robert D. Thomas
Robert D. Thomas
President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Wendell Stephen Nye
Wendell Stephen Nye                    Date: April 30, 2014